Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS ANNOUNCES NEW GROWTH STRATEGY IN CRUDE OIL AND LIQUIDS-RICH PLAYS AND LAUNCHES COMMON STOCK OFFERING

HOUSTON, April 8, 2010 — Carrizo Oil & Gas, Inc. (NASDAQ: CRZO) announced an additional growth strategy in crude oil and liquids-rich plays. The Company is attempting to increase significantly the level of its crude oil and liquids production and reserves by as early as the first quarter of 2011. As part of this effort, the Company has completed the acquisition of acreage and is pursuing additional land acquisitions in an unconventional play that is rich in condensate and natural gas liquids located in the Eagle Ford shale formation, principally in LaSalle County, Texas. The Company is also pursuing land acquisitions in an unconventional oil play located in the Niobrara formation in the Denver-Julesberg basin in Weld County, Colorado.

The Company’s Board of Directors has approved an increase in the Company’s 2010 capital expenditure plan from $170 million to $225 million if the Company successfully completes the offering of common stock described below. The increase in the capital expenditure plan is expected to be allocated as follows:

•

$30 million for acreage acquisitions, which includes 6,800 acres already acquired in the first quarter of 2010 that are located near recently announced discoveries by El Paso Corporation and EOG Resources Inc., and drilling two horizontal wells in the Eagle Ford Shale; and

•

$25 million for acreage acquisitions and, if successful, drilling of two to three horizontal wells in the Niobrara, including the targeted acquisition of at least 50,000 net acres, including approximately 47,000 acres located near recently announced discoveries by EOG that are subject to a letter of intent and expected to be acquired on or before May 15, 2010.

Carrizo also announced today that it has commenced an underwritten public offering of 2,500,000 shares of its common stock under an effective shelf registration statement. The underwriters will have an option to purchase up to an additional 250,000 shares from Carrizo to cover any over-allotments. The Company intends to use the net proceeds from the offering to repay borrowings under its revolving credit facility. The Company expects to use the resulting additional capacity under its revolving credit facility to fund, in part, its recently expanded capital expenditure plan for 2010 and for general corporate purposes.

Wells Fargo Securities is serving as sole underwriter in the offering. Copies of the preliminary prospectus for the offering may be obtained from the offices of Wells Fargo Securities, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, New York 10152, at (800) 326-5897 or equity.syndicate@wachovia.com.

This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities. Carrizo also controls large acreage positions in other productive shale resource plays.

Statements in this news release, including but not limited to those relating to the proposed offering, use of proceeds, our growth strategy, potential acquisitions and drilling plans and other statements that are not historical facts are forward looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to complete the pending Niobrara acquisition, any potential Eagle Ford acquisitions and other opportunities in areas with exposure to oil, condensate or natural gas liquids, the Company’s lack of experience drilling wells and lack of information regarding the Niobrara and the Eagle Ford Shale, market conditions, capital needs and uses and other risks described in the preliminary prospectus and Carrizo’s Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.

The issuer has filed a registration statement (including a prospectus) on Form S-3 with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement to the prospectus in such registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request them by calling Wells Fargo Securities at 1-800-326-5897. Copies of the preliminary prospectus for the offering may be obtained from the offices of Wells Fargo Securities, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, New York 10152, at (800) 326-5897 or equity.syndicate@wachovia.com.